Exhibit 99.1
NEWS ANNOUNCEMENT

CONTACT:
David Williams	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610-373-2400	212-835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE
Penn National Gaming Reports COVID-19 Impacted Second Quarter Revenues of $305.5 Million,
Net Loss of $214.4 Million, Adjusted EBITDAR of $24.5 Million, and Adjusted EBITDA of ($79.3) Million

- Launch of Barstool Sportsbook App Remains on Track for Third Quarter -

WYOMISSING, PA (August 6, 2020) - Penn National Gaming, Inc. (NASDAQ: PENN) (“Penn National” or the “Company”) today reported financial results for the three and six months ended June 30, 2020.

Jay Snowden, President and Chief Executive Officer, commented: “While the last several months have presented unprecedented challenges for our Company, I am extremely proud of the way our corporate and property leaders and valued team members have risen to the occasion and, working tirelessly alongside our regulators and public health officials, have successfully reopened all but two of our casino properties as of today (Zia Park and Tropicana Las Vegas). The tremendous resilience of our team, along with the steps we’ve taken to strengthen our financial position and achieve ongoing operational efficiencies, have helped ensure that Penn National remains well-positioned for near- and long-term success.

“Our team members are the life blood of our Company and, while some remain furloughed given the ongoing capacity restrictions and limited amenities at our properties, I am pleased to announce that we will extend medical and pharmacy benefits to all impacted team members through August 31. In addition, our COVID-19 Emergency Relief Fund, for which we’ve raised more than $1.7 million, has already provided needed financial assistance to approximately 1,000 team members and remains available to help others in need. I would like to thank all of our team members and valued stakeholders for their continued support, dedication and patience during this difficult time.

“Despite starting the second quarter with our entire property portfolio closed due to the COVID-19 pandemic, we ended the quarter in a significantly improved financial position as a result of continued mitigation efforts that contributed to significant margin improvement, a successful capital raise, and very strong financial performance at our properties since reopening. The outstanding results to date at our reopened properties highlight our unique strategic position as a best in class operator of market leading regional properties, which have rebounded more quickly than casinos in destination markets. In addition, our geographic diversification across 19 states -- with no more than 15% of our revenues being derived from any single state -- has proven to be a significant benefit as states have reopened casinos on a staggered basis. Although visitation has yet to return to pre-COVID levels, in large part due to state mandated capacity restrictions and limited amenities, spend per visit has been notably strong, resulting in better than expected revenues.”

Q2 Financial Results Summary

For the second quarter ended June 30, 2020, Penn National generated revenues of $305.5 million and Adjusted EBITDAR of $24.5 million. Revenues for reopened properties from the applicable date of reopening through June 30th decreased 6% compared to the prior year period, while adjusted property EBITDAR at reopened properties increased 33% and adjusted property EBITDAR margins expanded by over 1,300 basis points from the comparable prior year period. Reflecting this strong performance and our recent capital raise, we ended the quarter with over $1.2 billion of cash.

Encouraging Q3 Trends

“While May and June results may have benefited in part from pent-up demand, we continue to be highly encouraged by revenue and EBITDAR trends in July and early August, despite the continuation of safety protocols, including capacity restrictions and social distancing mandates,” added Mr. Snowden. “We anticipate that a meaningful portion of the margin improvements realized since our properties reopened will be recurring as we continue to make fundamental changes to improve our offerings and efficiencies across our organization. For example, we are working closely with regulators in several jurisdictions to introduce cashless, cardless, and contactless technology to our casinos, which we believe will increase safety and provide improved service while delivering additional efficiencies and accountability. Our cashless and contactless initiatives will also bring our property technology in line with other industries, while helping to attract a younger customer to our properties. We look forward to reopening the remainder of our properties and to the easing of restrictions at our reopened properties when it is safe to do so. We also anticipate resuming construction later this year on both of our Category 4 projects in Pennsylvania, which we expect will open in the second half of 2021.”

Penn Interactive Represents Transformational Opportunity

Mr. Snowden continued, “Over the last few months we have made significant progress on the development of the Barstool Sportsbook mobile app and remain on schedule to launch what we believe will be a best-in-class sports betting product in September. We currently anticipate launching the app in Pennsylvania with additional states to follow throughout Q4-20 and Q1-21. We have already seen very high levels of interest in the Barstool Sportsbook app from the Barstool audience as well as on a wide range of social media platforms, and we are extremely excited about Barstool’s plans to introduce the app to their growing and loyal audience. Underscoring the strength of its brand and following, Barstool has continued its positive momentum through the second quarter, recording the highest number of podcast downloads in the company’s history in June, making Barstool one of the top 4 largest podcast networks in the country, despite the lack of live sports. In addition, we are very pleased to report that we now have official data access agreements in place with the NFL, MLB and the NBA, which will allow us to provide an exciting variety of in-game betting opportunities for our sports betting customers.

“Our Hollywood Casino branded real-money iCasino product in Pennsylvania continues to grow rapidly, with quarterly sequential revenue growth of 108% in the second quarter. By leveraging our deep, proprietary casino database, our iCasino product has achieved over 10% share of the highly competitive Pennsylvania market while delivering strong EBITDA margins. Our demonstrated ability to convert our casino database, together with our powerful partnership with Barstool Sports, should provide significant organic customer acquisition and cross-sell opportunities. As a result, we believe the Company is poised to capture an outsized share of the high growth U.S. sports betting and online casino markets and achieve market-leading profitability.

“Finally, we are excited about the third-quarter launch of our all new mychoice social casino product, which we believe will serve as an exciting interactive gaming experience for our guests, as well as an important customer acquisition tool in states where we have not yet launched iCasino.”

Commitment to Inclusion and Diversity

Penn National has a strong long-term record of supporting local nonprofits and organizations in its communities, which provide assistance to underrepresented and disadvantaged individuals through property level charitable donations and the Penn National Gaming Foundation. Consistent with that philosophy, this year, in celebration of Juneteenth, the Company committed to spend at least $1 million annually to support the following diversity and inclusion initiatives:

•Creation of a scholarship fund to help underrepresented team members and their children pursue higher education, as well as increasing recruitment efforts at and support of Historically Black Colleges and Universities;
•Support for organizations in our communities promoting equality and justice and by encouraging team members to donate their time and energy to help support the change needed in their communities; and
•Increasing the number of minority business networking events hosted each year in order to support MBE, WBE, and Veteran Owned business partners.

The Company also announced the formation of a Diversity Committee, which will be chaired by Justin Carter, General Manager of Hollywood Casino Toledo. This committee will be comprised of underrepresented team members from around the country and at varying levels in the organization to help implement these new initiatives and to ensure Penn National has mechanisms in place to listen to team members about important ongoing social justice issues.

Mr. Snowden concluded, “While we recognize that it may be several months or longer before we’re able to resume full operations at our properties, we are confident that our team of best-in-class operators will continue to find creative ways to maximize property performance. Our goal is to come out of this pandemic as a stronger company, and we believe the operational changes we have implemented, together with our strengthened balance sheet and unique omni-channel strategy supercharged by Barstool Sports, position us to achieve this goal and drive enhanced shareholder returns.”

Summary of Second Quarter Results

	For the three months ended June 30,
(in millions, except per share data, unaudited)	2020	2019
Revenues	$305.5	$1,323.1
Net income (loss)	$(214.4)	$51.4

Adjusted EBITDA (1)	$(79.3)	$316.5
Rent expense associated with triple net operating leases (2)	103.8	90.0
Adjusted EBITDAR (1)	$24.5	$406.5
Payments to our REIT Landlords under Triple Net Leases, inclusive of rent credits utilized (3)	$216.6	$214.9

Diluted earnings (loss) per common share	$(1.69)	$0.44
(1)See the “Non-GAAP Financial Measures” section below for more information as well as the definitions of Adjusted EBITDA and Adjusted EBITDAR. Additionally, see below for reconciliations of these Non-GAAP financial measures to their GAAP equivalent financial measure.
(2)Consists of the operating lease components contained within the Penn Master Lease and the Pinnacle Master Lease (referred to collectively as our “Master Leases”) (primarily land), the Meadows Lease, the Margaritaville Lease, the Greektown Lease, and beginning on April 16, 2020, the Tropicana Lease (referred to collectively as our “triple net operating leases”). During the three months ended June 30, 2020, we recorded rent expense associated with the Tropicana Lease of $6.4 million, all of which was noncash. The finance lease components contained within our Master Leases (primarily buildings) are recorded to interest expense (as opposed to rent expense) in accordance with Accounting Standards Codification Topic 842, “Leases.”
(3)Consists of payments made to Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) and VICI Properties Inc. (NYSE: VICI) (referred to collectively as our “REIT Landlords”) under the Master Leases, the Meadows Lease, the Margaritaville Lease, and the Greektown Lease, inclusive of rent credits utilized, which were generated from the sale of the real estate assets associated with Tropicana Las Vegas to GLPI on April 16, 2020. Although we collectively refer to the Master Leases, the Meadows Lease, the Margaritaville Lease, the Greektown Lease, and the Tropicana Lease, as our “Triple Net Leases,” the rent under the Tropicana Lease is nominal. During the three months ended June 30, 2020, we utilized rent credits totaling $130.8 million to pay rent under the Penn Master Lease, Pinnacle Master Lease and Meadows Lease.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Segment Information
The Company aggregates its properties into four reportable segments: Northeast, South, West and Midwest.

	For the three months ended June 30,		For the six months ended June 30,
(in millions, unaudited)	2020	2019	2020	2019
Revenues:
Northeast segment (1)	$102.7	$599.1	$623.4	$1,149.7
South segment (2)	121.5	282.2	344.8	574.1
West segment (3)	17.7	164.2	144.3	322.9
Midwest segment (4)	36.0	268.2	264.1	539.5
Other (5)	27.6	9.4	47.9	19.5
Intersegment eliminations (6)	—	—	(2.9)	—
Total revenues	$305.5	$1,323.1	$1,421.6	$2,605.7

Adjusted EBITDAR:
Northeast segment (1)	$(3.6)	$186.2	$120.9	$351.0
South segment (2)	44.4	92.8	97.0	190.6
West segment (3)	(3.0)	50.5	21.6	100.4
Midwest segment (4)	(4.6)	97.8	64.9	197.0
Other (5)	(8.7)	(20.8)	(27.6)	(41.1)
Total Adjusted EBITDAR (7)	$24.5	$406.5	$276.8	$797.9
(1)The Northeast segment consists of the following properties: Ameristar East Chicago, Greektown Casino-Hotel (acquired May 23, 2019), Hollywood Casino Bangor, Hollywood Casino at Charles Town Races, Hollywood Casino Columbus, Hollywood Casino Lawrenceburg, Hollywood Casino at Penn National Race Course, Hollywood Casino Toledo, Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, Marquee by Penn, Meadows Racetrack and Casino, and Plainridge Park Casino.
(2)The South segment consists of the following properties: 1st Jackpot Casino, Ameristar Vicksburg, Boomtown Biloxi, Boomtown Bossier City, Boomtown New Orleans, Hollywood Casino Gulf Coast, Hollywood Casino Tunica, L’Auberge Baton Rouge, L’Auberge Lake Charles, and Margaritaville Resort Casino. Prior to its closure on June 30, 2019, Resorts Casino Tunica was also included in the South segment.
(3)The West segment consists of the following properties: Ameristar Black Hawk, Cactus Petes and Horseshu, M Resort, Tropicana Las Vegas, and Zia Park Casino.
(4)The Midwest segment consists of the following properties: Ameristar Council Bluffs; Argosy Casino Alton; Argosy Casino Riverside; Hollywood Casino Aurora; Hollywood Casino Joliet; our 50% investment in Kansas Entertainment, which owns Hollywood Casino at Kansas Speedway; Hollywood Casino St. Louis; Prairie State Gaming; and River City Casino.
(5)The Other category consists of the Company’s stand-alone racing operations, namely Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway. The Other category also includes Penn Interactive, which operates our social gaming, internally-branded retail sportsbooks, and iGaming; our management contract for Retama Park Racetrack; and our live and televised poker tournament series that operates under the trade name, Heartland Poker Tour (“HPT”). Expenses incurred for corporate and shared services activities that are directly attributable to a property or are otherwise incurred to support a property are allocated to each property. The Other category also includes corporate overhead costs, which consists of certain expenses, such as: payroll, professional fees, travel expenses and other general and administrative expenses that do not directly relate to or have otherwise not been allocated to a property. For the three and six months ended June 30, 2020, corporate overhead costs were $16.7 million and $40.9 million, respectively, compared to $23.6 million and $46.7 million, respectively, for the three and six months ended June 30, 2019. In addition, Adjusted EBITDAR of the Other category includes our proportionate share of the net income or loss of Barstool Sports after adding back our share of non-operating items (such as interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense).
(6)Represents the elimination of intersegment revenues, associated with Penn Interactive and HPT.
(7)As noted within the “Non-GAAP Financial Measures” section below, Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric or for reconciliation purposes.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Reconciliation of Comparable GAAP Financial Measure to Adjusted EBITDA,
Adjusted EBITDAR, and Adjusted EBITDAR Margin

	For the three months ended June 30,		For the six months ended June 30,
(in millions, unaudited)	2020	2019	2020	2019
Net income (loss)	$(214.4)	$51.4	$(823.0)	$92.3
Income tax expense (benefit)	(58.4)	18.5	(157.9)	33.4
Loss (income) from unconsolidated affiliates	1.7	(6.2)	(2.4)	(11.9)
Interest expense, net	135.0	134.7	264.8	267.0
Other income	(29.3)	—	(7.5)	—
Operating income (loss)	(165.4)	198.4	(726.0)	380.8
Stock-based compensation	2.9	3.3	8.9	6.7
Cash-settled stock-based awards variance	16.1	(3.4)	7.2	(3.0)
Loss (gain) on disposal of assets	(28.5)	0.4	(27.9)	0.9
Contingent purchase price	0.8	1.0	(1.4)	5.8
Pre-opening and acquisition costs	3.5	3.7	6.7	8.1
Depreciation and amortization	91.9	106.0	187.6	210.1
Impairment losses	—	—	616.1	—
Insurance recoveries, net of deductible charges	—	—	(0.1)	—
Income (loss) from unconsolidated affiliates	(1.7)	6.2	2.4	11.9
Non-operating items of equity method investments (1)	1.1	0.9	2.0	1.9
Adjusted EBITDA	(79.3)	316.5	75.5	623.2
Rent expense associated with triple net operating leases	103.8	90.0	201.3	174.7
Adjusted EBITDAR	$24.5	$406.5	$276.8	$797.9
Net income (loss) margin	(70.2)%	3.9%	(57.9)%	3.5%
Adjusted EBITDAR margin	8.0%	30.7%	19.5%	30.6%
(1) Consists principally of interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense associated with Barstool Sports and our Kansas Entertainment joint venture. We record our portion of Barstool Sports’ net income or loss, including adjustments to arrive at Adjusted EBITDAR, one quarter in arrears.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

	For the three months ended June 30,		For the six months ended June 30,
(in millions, except per share data, unaudited)	2020	2019	2020	2019
Revenues
Gaming	$259.2	$1,062.1	$1,162.1	$2,096.7
Food, beverage, hotel and other	46.3	261.0	259.5	509.0
Total revenues	305.5	1,323.1	1,421.6	2,605.7
Operating expenses
Gaming	142.0	564.1	642.9	1,111.6
Food, beverage, hotel and other	32.9	167.6	189.9	329.3
General and administrative	204.1	287.0	511.1	573.9
Depreciation and amortization	91.9	106.0	187.6	210.1
Impairment losses	—	—	616.1	—
Total operating expenses	470.9	1,124.7	2,147.6	2,224.9
Operating income (loss)	(165.4)	198.4	(726.0)	380.8
Other income (expenses)
Interest expense, net	(135.0)	(134.7)	(264.8)	(267.0)
Income (loss) from unconsolidated affiliates	(1.7)	6.2	2.4	11.9
Other	29.3	—	7.5	—
Total other expenses	(107.4)	(128.5)	(254.9)	(255.1)
Income (loss) before income taxes	(272.8)	69.9	(980.9)	125.7
Income tax benefit (expense)	58.4	(18.5)	157.9	(33.4)
Net income (loss)	(214.4)	51.4	(823.0)	92.3
Less: Net loss attributable to non-controlling interest	0.5	0.2	0.5	0.2
Net income (loss) attributable to Penn National	$(213.9)	$51.6	$(822.5)	$92.5

Earnings (loss) per share:
Basic earnings (loss) per share	$(1.69)	$0.44	$(6.78)	$0.80
Diluted earnings (loss) per share	$(1.69)	$0.44	$(6.78)	$0.78

Weighted-average common shares outstanding - basic	126.8	116.0	121.3	116.1
Weighted-average common shares outstanding - diluted	126.8	117.7	121.3	118.2

Selected Financial Information
Balance Sheet Data

(in millions, unaudited)	June 30, 2020	December 31, 2019
Cash and cash equivalents	$1,244.3	$437.4

Bank debt	$2,403.1	$1,896.5
Notes (1)	633.0	399.4
Other long-term obligations (2)	80.8	89.2
Total traditional debt (3)	$3,116.9	$2,385.1

Traditional net debt	$1,872.6	$1,947.7
(1)Inclusive of our 5.625% Notes due 2027 and our 2.75% Convertible Notes due 2026, issued in May 2020.
(2)Other long-term obligations as of June 30, 2020 primarily include $68.8 million for the present value of the relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, and $12.0 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg.
(3)Amounts are inclusive of debt discounts and debt issuance costs totaling $130.8 million and $33.9 million as of June 30, 2020 and December 31, 2019, respectively.
Kansas Entertainment Distributions
The Company’s definitions of Adjusted EBITDA and Adjusted EBITDAR add back our share of the impact of non-operating items (such as depreciation and amortization) at our Kansas Entertainment joint venture. Kansas Entertainment does not currently have, nor has it ever had, any indebtedness. The table below presents cash flow distributions we have received from our Kansas Entertainment investment.

	For the three months ended June 30,		For the six months ended June 30,
(in millions, unaudited)	2020	2019	2020	2019
Cash flow distributions	$—	$7.0	$8.7	$13.5
Cash Flow Data
The table below summarizes certain cash expenditures incurred by the Company.

	For the three months ended June 30,		For the six months ended June 30,
(in millions, unaudited)	2020	2019	2020	2019
Cash payments to our REIT Landlords under Triple Net Leases (1)	$85.8	$214.9	$309.6	$422.8
Cash payments (refunds) related to income taxes, net	$(0.1)	$6.2	$(1.2)	$4.5
Cash paid for interest on traditional debt	$20.5	$24.0	$54.3	$62.5
Maintenance capital expenditures	$14.5	$46.8	$44.2	$83.0
(1)Consists of payments made under the Master Leases, the Meadows Lease, the Margaritaville Lease, and the Greektown Lease, in cash. As previously noted, the rent under the Tropicana Lease is nominal. Amounts for the three and six months ended June 30, 2020 exclude the utilization of rent credits for May and June 2020, which totaled $130.8 million.

Non-GAAP Financial Measures
The Non-GAAP Financial Measures used in this press release include Adjusted EBITDA, Adjusted EBITDAR, and Adjusted EBITDAR margin. These non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.
We define Adjusted EBITDA as earnings before interest expense, net; income taxes; depreciation and amortization; stock-based compensation; debt extinguishment and financing charges; impairment losses; insurance recoveries and deductible charges; changes in the estimated fair value of our contingent purchase price obligations; gain or loss on disposal of assets; the difference between budget and actual expense for cash-settled stock-based awards; pre-opening and acquisition costs; and other income or expenses. Adjusted EBITDA is inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense) added back for Barstool Sports and our Kansas Entertainment joint venture. Adjusted EBITDA is inclusive of rent expense associated with our triple net operating leases (the operating lease components contained within the Penn Master Lease and Pinnacle Master Lease (primarily land), the Meadows Lease, the Margaritaville Lease, the Greektown Lease, and the Tropicana Lease). Although Adjusted EBITDA includes rent expense associated with our triple net operating leases, we believe Adjusted EBITDA is useful as a supplemental measure in evaluating the performance of our consolidated results of operations.
Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We present Adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, and to fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their Adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties. However, Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a commonly-used measure of performance in the gaming industry and that it is considered by many to be a key indicator of the Company’s operating results.
We define Adjusted EBITDAR as Adjusted EBITDA (as defined above) plus rent expense associated with triple net operating leases (which is a normal, recurring cash operating expense necessary to operate our business). Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric. Management believes that Adjusted EBITDAR is an additional metric traditionally used by analysts in valuing gaming companies subject to triple net leases since it eliminates the effects of variability in leasing methods and capital structures. This metric is included as supplemental disclosure because (i) we believe Adjusted EBITDAR is traditionally used by gaming operator analysts and investors to determine the equity value of gaming operators and (ii) Adjusted EBITDAR is one of the metrics used by other financial analysts in valuing our business. We believe Adjusted EBITDAR is useful for equity valuation purposes because (i) its calculation isolates the effects of financing real estate; and (ii) using a multiple of Adjusted EBITDAR to calculate enterprise value allows for an adjustment to the balance sheet to recognize estimated liabilities arising from operating leases related to real estate. However, Adjusted EBITDAR when presented on a consolidated basis is not a financial measure in accordance with GAAP, and should not be viewed as a measure of overall operating performance or considered in isolation or as an alternative to net income because it excludes the rent expense associated with our triple net operating leases and is provided for the limited purposes referenced herein. Adjusted EBITDAR margin is defined as Adjusted EBITDAR on a consolidated basis (as defined above) divided by revenues on a consolidated basis. Adjusted EBITDAR margin is presented on a consolidated basis outside the financial statements solely as a valuation metric.
Each of these non-GAAP financial measures is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the table above, which presents reconciliations of these measures to the GAAP equivalent financial measures.

Conference Call, Webcast and Replay Details
Penn National is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public. The conference call number is 212-231-2925. Please call five minutes in advance to ensure that you are connected prior to the presentation. Questions will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.pngaming.com. Please allow 15 minutes to register and download and install any necessary software. A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming
With the nation's largest and most diversified regional gaming footprint, including 41 properties across 19 states, Penn National continues to evolve into a highly innovative omni-channel provider of retail and online gaming, live racing and sports betting entertainment. The Company's properties feature approximately 50,000 gaming machines, 1,300 table games and 8,800 hotel rooms, and operate under various well-known brands, including Hollywood, Ameristar, and L'Auberge. Our wholly-owned interactive division, Penn Interactive, operates retail sports betting across the Company's portfolio, as well online social casino, bingo, and iCasino products. In February 2020, Penn National entered into a strategic partnership with Barstool Sports, whereby Barstool will exclusively promote the Company's land-based and online casinos and sports betting products, including the Barstool Sportsbook mobile app, to its national audience of over 66 million. The Company's omni-channel approach is bolstered by the mychoice loyalty program, which rewards and recognizes its over 20 million members for their loyalty to both retail and online gaming and sports betting products with the most dynamic set of offers, experiences, and service levels in the industry.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “goal,” “seeks,” “may,” “will,” “should,” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward looking statements include, but are not limited to, statements regarding: COVID-19; the length of time certain of the Company’s gaming properties (Zia Park and Tropicana) will remain closed, expected opening dates, and the impact of these closures on the Company and its stakeholders; demand for gaming once these gaming properties reopen as well as the impact of post-opening restrictions; continued demand for the gaming properties that have opened and the possibility that our gaming properties may be required to close again in the future due to COVID-19; the impact of COVID-19 on general economic conditions, capital markets, unemployment and the Company’s liquidity, operations, supply chain and personnel; the Company’s estimated cash burn and future liquidity, future revenue and Adjusted EBITDAR, including from our iCasino business in Pennsylvania; the expected benefits and potential challenges of the investment in Barstool Sports, including the benefits for the Company’s online and retail sports betting, iCasino and social casino products; the expected financial returns from the transaction with Barstool Sports; the expected launch of the Barstool-branded mobile sports betting product and its future revenue and profit contributions; the impact of shortened or cancelled sports seasons on our results; our expectations of future results of operations and financial condition, including margins; our expectations for our properties, our development projects or our iGaming initiatives; the timing, cost and expected impact of planned capital expenditures on our results of operations; our expectations with regard to the impact of competition; our expectations with regard to acquisitions, potential divestitures and development opportunities, as well as the integration of and synergies related to any companies we have acquired or may acquire; the outcome and financial impact of the litigation in which we are or will be periodically involved; the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new business partners; our expectations with regard to the impact of competition in online sports betting, iGaming and retail/mobile sportsbooks as well as the potential impact of this business line on our existing businesses; the performance of our partners in online sports betting, iGaming and retail/mobile sportsbooks, including the risks associated with any new business, the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to online sports betting, iGaming and retail/mobile sportsbooks and the impact of any such actions; and our expectations regarding economic and consumer conditions. Such statements are all subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business.

Accordingly, the Company cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the magnitude and duration of the impact of COVID-19 on general economic conditions, capital markets, unemployment and the Company’s liquidity, operations, supply chain and personnel; (b) industry, market, economic, political, regulatory and health conditions; (c) disruptions in operations from data protection breaches, cyberattacks, extreme weather conditions, medical epidemics or pandemics such as the COVID-19 (and reoccurrences), and other natural or man-made disasters or catastrophic events; (d) the reopening of the Company’s gaming properties (Zia Park and Tropicana) are subject to various conditions, including numerous regulatory approvals and potential delays and operational restrictions; (e) our ability to access additional capital on favorable terms or at all; (f) our ability to remain in compliance with the financial covenants of our debt obligations; (g) actions to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 pandemic that could negatively impact guest loyalty and our ability to attract and retain employees; (h) the outcome of any legal proceedings that may be instituted against the Company or its directors, officers or employees; (i) the impact of new or changes in current laws, regulations, rules or other industry standards; (j) the ability of our operating teams to drive revenue and margins; (k) the impact of significant competition from other gaming and entertainment operations (including from Native American casinos, historic racing machines, state sponsored i-lottery products and VGTs in or adjacent to states in which we operate); (l) our ability to obtain timely regulatory approvals required to own, develop and/or operate our properties, or other delays, approvals or impediments to completing our planned acquisitions or projects, construction factors, including delays, and increased costs; (m) the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our properties or the award of additional gaming licenses proximate to our properties, as recently occurred with legislation in Illinois and Pennsylvania); (n) the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; (o) the activities of our competitors (commercial and tribal) and the rapid emergence of new competitors (traditional, internet, social, sweepstakes based and VGTs in bars and truck stops); (p) increases in the effective rate of taxation for any of our operations or at the corporate level; (q) our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners and municipalities for such transactions; (r) the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; (s) the impact of weather, including flooding, hurricanes and tornadoes; (t) changes in accounting standards; (u) the risk of failing to maintain the integrity of our information technology infrastructure and safeguard our business, employee and customer data (particularly as our iGaming division grows); (v) with respect to our iGaming and sports betting endeavors, the impact of significant competition from other companies for online sports betting, iGaming and sportsbooks, our ability to achieve the expected financial returns related to our investment in Barstool Sports, our ability to obtain timely regulatory approvals required to own, develop and/or operate sportsbooks may be delayed and there may be impediments and increased costs to launching the online betting, iGaming and sportsbooks, including delays, and increased costs, intellectual property and legal and regulatory challenges, as well as our ability to successfully develop innovative products that attract and retain a significant number of players in order to grow our revenues and earnings, our ability to establish key partnerships, our ability to generate meaningful returns and the risks inherent in any new business; and (w) other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the U.S. Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.